Filed Pursuant to Rule 424(b)(2)

Registration No. 333-192097

EXPLANATORY NOTE

This filing under Rule 424(b)(2) is being made solely to reflect the payment of the registration fee with respect to 600,000 depositary shares issuable upon the exercise of the underwriters’ over-allotment option pursuant to the prospectus supplement filed under Rule 424(b)(2) on June 26, 2014 by AmTrust Financial Services, Inc. (the “Company”). The Company previously wired to its account with the Securities and Exchange Commission funds sufficient to cover the full $14,812 registration fee for 4,600,000 depositary shares offered by such prospectus supplement, which reflects the total number of shares offered, including those subject to the over-allotment option. Of those funds, $12,880 was credited with respect to the offering on June 26, 2014. This filing does not amend, modify or alter such prospectus supplement in any other respect.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Depositary Shares, each representing a 1/40th interest in 7.25% Non-Cumulative Preferred Stock, Series B, par value $0.01 per share	4,600,000	$25.00	$115,000,000	$14,812(2)
7.25% Non-Cumulative Preferred Stock, Series B, par value $0.01 per share	115,000	(3)	(3)	(3)

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3ASR, filed with the Securities and Exchange Commission on November 5, 2013 (File No. 333-192097), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act.

(2)	$12,880 of the registration fee was credited with respect to the offering on June 26, 2014. In addition, pursuant to Rule 457(p) under the Securities Act, $310 of the remaining registration fee is being offset by the remaining unused registration fee associated with a registration statement on Form S-3 (File No. 333-169520), originally filed with the Securities and Exchange Commission by the registrant on September 22, 2010. This reduces the unused portion of the registration fee for the prior registration statement to $0.

(3)	No registration fee is required because the registrant will not receive any separate consideration for the shares of 7.25% Non-Cumulative Preferred Stock, Series B.